Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Covanta Holding Corporation (formerly Danielson Holding Corporation) of our report dated June 30, 2004 relating to the financial statements of Covanta ARC Holdings Corp. (formerly American Ref-Fuel Holdings Corp.) and Subsidiaries for the period from January 1, 2003 to December 12, 2003, which appears in the Current Report on Form 8-K of Covanta Holding Corporation dated April 7, 2005.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
November 29, 2005